EXHIBIT 5.1

September 14, 2021

Moody’s Corporation

7 WTC at 250 Greenwich Street

New York, New York 10007

To the Board of Directors

of Moody’s Corporation

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Moody’s Corporation (the “Company”), a Delaware corporation, and as such, I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,242,540 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued to employees in accordance with awards assumed or granted by the Company under the Risk Management Solutions, Inc. 2014 Equity Award Plan and the Risk Management Solutions, Inc. 2015 Equity Incentive Plan (collectively, the “Plans”).

I have examined a copy of the Plans and the Registration Statement (including the exhibits thereto). In addition, I have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

I hereby advise you that in my opinion the shares of Common Stock issuable in accordance with the Plans, when duly issued as contemplated by the Registration Statement and the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plans of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plans relating to indemnification, exculpation or contribution.

I am a member of the Bar of the State of New York and do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John Goggins